Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial Officer and	Fleishman Hillard
Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Reports First Quarter 2006 Financial Results
First quarter 2006 revenues increased 10 percent over first quarter 2005

ATLANTA, GA… (May 3, 2006)… CryoLife, Inc. (NYSE:  CRY), a biomaterials and biosurgical device company, announced today that revenues for the first quarter of 2006 increased 10 percent to $19.4 million compared to $17.7 million in the first quarter of 2005. The net loss in the first quarter of 2006 was $1.8 million, or $0.08 per basic and fully diluted common share, compared to a net loss of $1.4 million, or $0.06 per basic and fully diluted common share in the first quarter of 2005.

                Excluding a $244,000 charge related to stock based compensation, and a $248,000 income tax charge for the adjustment of the income tax valuation related to foreign deferred tax liabilities, the adjusted net loss for the first quarter of 2006 was $1.3 million, or $0.06 per basic and fully diluted common share.

Steven G. Anderson, President and CEO of CryoLife, Inc., stated, “We continue to see evidence of the Company’s recovery in our top line performance and in improved tissue processing gross margins.  With the anticipated improvement in BioGlue revenues, and with the expected continuation of favorable trends in the tissue processing area, we expect to be profitable in the first or second quarter of 2007.”

BioGlue revenues were approximately $9.8 million for the first quarter of 2006 compared to $9.9 million in the first quarter of 2005, a decrease of one percent. U. S. BioGlue sales were $7.4 million and $7.7 million in the first quarter of 2006 and 2005, respectively.  International BioGlue sales were $2.4 million and $2.2 million in the first quarter of 2006 and 2005, respectively.

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Tissue processing revenues in the first quarter of 2006 increased 24 percent to $9.3 million compared to $7.5 million in the first quarter of 2005. Tissue processing revenues increased primarily due to an increase in tissue procurement and an improvement in processing yields, which resulted in an increased number of allografts available for distribution.

Total product and tissue processing gross margins were 55 percent in the first quarter of 2006 and 2005. Tissue processing gross margins in the first quarter of 2006 were 28 percent compared to 22 percent in the first quarter of 2005. Tissue processing gross margins improved in 2006 compared to 2005, primarily as a result of price increases and the improvement in tissue processing yields.

General, administrative and marketing expenses in the first quarter of 2006 were $11.3 million compared to $10.1 million in the first quarter of 2005. General, administrative and marketing expenses for the first quarter of 2006 include $244,000 for stock based compensation.

R&D expenses were approximately $900,000 in the first quarters of 2006 and 2005, respectively.

As of March 31, 2006, the Company had approximately $11.3 million in cash, cash equivalents, marketable securities (at market) and restricted securities.

2006 Guidance

As previously announced, the Company has raised its revenue guidance from early January 2006.  The Company expects tissue processing and product revenues to increase to between $76.0 and $80.0 million for the full year 2006. The Company expects BioGlue revenues to be $39.0 to $41.0 million, and tissue processing revenues to be $36.0 to $38.0 million for the full year 2006. Bioprosthetic cardiovascular and vascular device revenues are expected to be approximately $1.0 million in 2006.

General, administrative and marketing expenses are expected to be $44.0 to $48.0 million for the full year of 2006.  Research and development expenses are expected to be approximately $5.0 to $6.0 million for the full year 2006.

The Company will hold a teleconference call and live webcast at 11:15 a.m. Eastern Time, May 3, 2006, to discuss first quarter 2006 financial results, followed by a question and answer session hosted by Steven G. Anderson, President and Chief Executive Officer.

To listen to the live teleconference, please dial 201-689-8349 a few minutes prior to 11:15 a.m.  A replay of the teleconference will be available May 3 through May 9 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The account number for the replay is 244 and the conference number is 200083.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular, vascular, and orthopaedic surgeries throughout the United States and Canada. The Company’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also distributes the CryoLife-O’Brien® stentless porcine heart valve and the SG Model #100 vascular graft, which are CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include the anticipated improvement in the Company’s BioGlue revenues and the continuation of favorable trends in the tissue processing area, the Company’s expectation that it can be profitable in the first or second quarter of 2007 based on such anticipated improvement and trends, its anticipated revenues and expenses for 2006, anticipated increases in tissue processing gross margins during 2006, and expected results and timing of planned tissue process improvement initiatives. These future events may not occur as and when expected, if at all, and, together with the Company’s business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company’s efforts to reinvigorate revenue growth may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company’s efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company’s efforts to improve procurement and tissue processing yields may not prove effective, the possibility that the FDA could impose additional restrictions on the Company’s operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development may not be commercially feasible, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of severe decreases in the Company’s revenues and working capital, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife, the possible accumulation of additional shares by existing significant stockholders or by others which may hinder the ability of the Company and its stockholders to realize the benefits of the rights; other efforts by existing stockholders or others to gain influence or control over CryoLife; existing or other potential litigation initiated by stockholders or others; possible litigation by CryoLife if stockholders or others make proposals or statements which CryoLife does not believe to be fair or accurate or in the best interests of its other shareholders and other risk factors detailed in CryoLife’s Securities and Exchange Commission filings, including CryoLife’s Form 10-K filing for the year ended December 31, 2005, its registration statement on Form S-3 (Reg. No. 333-121406), its most recent Form 10-Q, and the Company’s other SEC filings.  The Company does not undertake to update its forward-looking statements.

CRYOLIFE, INC.

Financial Highlights

(In thousands, except share data)

	Three Months Ended March 31,
	2006	2005
	(unaudited)
Revenues:
Products	$10,052	$10,127
Human tissue preservation services	9,339	7,538
Research grants	58	—
Total revenues	19,449	17,665

Costs and expenses:
Products	1,923	2,116
Human tissue preservation services	6,763	5,899
General, administrative, and marketing	11,312	10,056
Research and development	909	921
Interest expense	147	55
Interest income	(107)	(75)
Change in valuation of derivative	56	(118)
Other (income) expense, net	(13)	130
Total costs and expenses	20,990	18,984

Loss before income taxes	(1,541)	(1,319)
Income tax expense	239	38
Net loss	$(1,780)	$(1,357)

Effect of preferred stock	(243)	(46)
Net loss applicable to common shares	$(2,023)	$(1,403)

Loss per common share:
Basic	$(0.08)	$(0.06)
Diluted	$(0.08)	$(0.06)

Weighted average common shares outstanding:
Basic	24,758	23,440
Diluted	24,758	23,440

Revenues from:
BioGlue	$9,757	$9,871
Bioprosthetic devices	295	256
Total Products	10,052	10,127

Cardiovascular	3,573	3,750
Vascular	4,044	2,716
Orthopaedic	1,722	1,072
Total preservation services	9,339	7,538

Other	58	—
Total revenues	$19,449	$17,665

Domestic revenues	$16,642	$15,191
International revenues	2,807	2,474
Total revenues	$19,449	$17,665

CRYOLIFE, INC.

Unaudited Reconciliation of Adjusted Net Loss

(In thousands, except share data)

	Three Months Ended March 31,
	2006	2005
	(unaudited)

Net loss — as reported	$(1,780)	$(1,357)
	244	—
Add back adjustments to net loss:	248	—
Stock based compensation
Income taxes

Adjusted net loss	$(1,288)	$(1,357)

Effect of preferred stock	(243)	(46)
Adjusted net loss applicable to common shares	$(1,531)	$(1,403)

Adjusted loss per common share:
Basic	$(0.06)	$(0.06)
Diluted	$(0.06)	$(0.06)

Weighted average common shares outstanding:
Basic	24,758	23,440
Diluted	24,758	23,908

CRYOLIFE, INC.
Financial Highlights
(In thousands)

	March 31, 2006	March 31, 2005
	(unaudited)

Cash and cash equivalents, marketable securities,	$11,271	$12,159
at market, and restricted securities
Trade receivables, net	10,818	10,153
Other receivables	1,830	1,934
Deferred preservation costs, net	15,802	13,959
Inventories	4,605	4,609
Total assets	77,082	76,809
Shareholders’ equity	48,966	50,621

For additional information about the Company, visit CryoLife’s web site:
http://www.cryolife.com

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